Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL ANNOUNCES FISCAL 2009
SECOND QUARTER RESULTS
Announces appointment of Interim CFO
Kent, WA — December 5th, 2008 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2009 second quarter ended October 31, 2008.
For the quarter, Flow reported that consolidated revenues increased 5% to $60.6 million, which compares to $57.8 million in the year-ago quarter. Net income for the quarter was $0.4 million or $0.01 per basic and diluted share, compared to $2.3 million or $0.06 per basic and diluted share a year ago.
Net income for the quarter just ended includes charges of $585,000 in closure costs related to the Company’s decisions to close its Burlington, Ontario facility and to shift from direct sales to a distributor relationship in Korea and to close its operation there. Excluding those items, net income on a pro forma basis for the fiscal 2009 second quarter would have been $0.03 per basic and diluted share. Net income was also reduced by an unusually high effective tax rate resulting primarily from the closure of the Burlington facility.
Flow also announced that it had retained Allen Hsieh as its interim Chief Financial Officer, replacing Doug Fletcher, and had appointed Dohn Johnson, the Company’s Corporate Controller since 2007, Principal Accounting Officer. Mr. Hsieh has served as Chief Financial Officer at InfoSpace, Inc., a publicly-traded company, and was a partner at PricewaterhouseCoopers.
“These are solid operating results in challenging times, with growth in standard systems and parts sales globally and a 58% increase in our advanced systems backlog,” said Charley Brown, President and CEO of Flow. “We continue to position the Company for the current global economic slowdown and for growth when markets rebound.”
Operations Review
For the fiscal 2009 second quarter, compared to the prior-year quarter:
▪	Standard segment sales, which include sales of systems that do not require significant custom configuration, as well as parts and services for those installed systems, increased 11% from $50.5 million to $56.1 million. Within the segment, standard shapecutting system sales increased 13% on strong worldwide demand. Consumable parts sales increased 6% on a larger installed base of standard systems.

▪	Advanced segment sales, which include sales of complex aerospace and automation systems requiring specific custom configuration and advanced features, as well as parts and services for those installed systems, declined as anticipated to $4.5 million from $7.3 million. The decline is partially attributable to the inclusion of revenue in the prior year quarter from the Company’s now-closed unprofitable non-waterjet automation systems business. In the current quarter the advanced segment backlog increased $11.3 million to $30.7 million. This backlog will create strong segment growth beginning in the fourth quarter.

▪	Consolidated gross margins improved from 41% to 42%. Gross margins were 130 basis points lower in the standard segment on a higher mix of system sales versus consumables, and 560 basis points higher in the advanced segment due in part to reduced fixed overhead from the Burlington closure.

▪	Total operating expenses increased 9%. The increase is primarily due to closure costs for Burlington and Korea and the bi-annual International Manufacturing Technology Show (IMTS) in September.

▪	Operating profit was $3.4 million, compared to $3.6 million a year ago. Excluding the $585,000 in closure costs, operating profit improved 11% and represented 7% of sales, in line with the year-ago quarter.

▪	Other Expense was higher by $456,000 primarily as a result of volatility in foreign exchange markets.

▪	The effective tax rate during the quarter was 85%, compared to 37% a year ago. The higher effective tax rate is attributable to current-year losses in certain foreign jurisdictions for which the Company does not anticipate a tax benefit. Of the $2.2 million in tax expense, approximately $1.3 million represents a non-cash deferred tax benefit.
Conference Call

Flow plans to hold a conference call to discuss these results today: Friday, December 5th at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time). The conference call may be heard by dialing 1-303-242-0001. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11123128. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding strength in advanced system and spare parts sales and increased backlog. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statements of Income
(Unaudited)
US Dollars in thousands, except per share data

	Three months ended October 31,			Six months ended October 31,
	2008	2007	% Change	2008	2007	% Change

Sales	$60,578	$57,757	5%	$117,643	$115,616	2%

Cost of sales	34,939	33,795	3%	65,873	68,351	-4%

Gross margin	25,639	23,962	7%	51,770	47,265	10%

Operating expenses:
Sales and marketing	11,902	10,905	9%	21,999	21,303	3%
Research and engineering	2,278	2,145	6%	4,528	4,425	2%
General and administrative	7,578	7,300	4%	16,169	19,562	-17%
Restructuring charges	444	—	100%	1,880	—	100%

Operating expenses	22,202	20,350	9%	44,576	45,290	-2%

Operating income	3,437	3,612	-5%	7,194	1,975	264%

Interest income, net	(37)	156	-124%	12	265	-95%
Other expense, net	(842)	(579)	45%	(449)	(334)	34%

Income before taxes	2,558	3,189	-20%	6,757	1,906	255%
Income tax (provision) benefit	(2,162)	(1,170)	85%	(4,831)	460	NM

Income from continuing operations	396	2,019	-80%	1,926	2,366	-19%

Discontinued operations, net of tax	16	276	-94%	89	363	-75%

Net income	$412	$2,295	-82%	$2,015	$2,729	-26%

Per share amounts:
Basic income from continuing operations	$0.01	$0.05	NM	$0.05	$0.06	NM

Diluted income from continuing operations	$0.01	$0.05	NM	$0.05	$0.06	NM

Basic net income	$0.01	$0.06	NM	$0.05	$0.07	NM
Diluted net income	$0.01	$0.06	NM	$0.05	$0.07	NM

Weighted average shares outstanding (000):
Basic	37,595	37,326		37,593	37,314
Diluted	37,595	37,511		37,596	37,540

NM =	not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)
US Dollars in thousands

	Three months ended October 31,			Six months ended October 31,
	2008	2007	% Change	2008	2007	% Change

Divisional revenue breakdown:
Systems	$43,172	$40,968	5%	$82,258	$82,432	-0.2%
Consumable parts	17,406	16,789	4%	35,385	33,184	7%

Total	$60,578	$57,757	5%	$117,643	$115,616	2%

Segment revenue breakdown:
Standard	$56,069	$50,469	11%	$108,821	$101,231	7%
Advanced	4,509	7,288	-38%	8,822	14,385	-39%

	$60,578	$57,757	5%	$117,643	$115,616	2%

Depreciation and amortization expense	$1,047	$1,047	0%	$2,097	$1,780	18%

Capital spending	$3,642	$1,116	226%	$4,942	$2,511	97%
Flow International Corporation
Selected Balance Sheet Data
US Dollars in thousands

	October 31,	April 30,
	2008	2008	% Change

Cash	$23,147	$29,099	-20%
Receivables, net	37,622	33,632	12%
Inventories	26,699	29,339	-9%
Total debt	4,440	4,428	0.3%

Flow International Corporation
Reconciliation of GAAP to Proforma
(Unaudited)

	Three months ended October 31,		Six months ended October 31,
US Dollars in thousands, except per share data	2008	2007	2008	2007

GAAP Income from Continuing Operations	$396	$2,019	$1,926	$2,366

Adjustments:

Restructuring Charges
Severance and Termination Benefits	585	—	1,880	—
Inventory Write-Off	—	—	108	—
Premium from Warrant Repurchase	—	629	—	629
Change in German Tax Law	—	389	—	389
Amendment of Former CEO Contract	—	—	—	2,891
Reversal of German Valuation Allowance	—	—	—	(1,160)

Proforma Income from Continuing Operations	$981	$3,037	$3,914	$5,115

GAAP Net Income	$412	$2,295	$2,015	$2,729

Adjustments:

Restructuring Charges
Severance and Termination Benefits	585	—	1,880	—
Inventory Write-Off	—	—	108	—
Premium from Warrant Repurchase	—	629	—	629
Change in German Tax Law	—	389	—	389
Amendment of Former CEO Contract	—	—	—	2,891
Reversal of German Valuation Allowance	—	—	—	(1,160)

Proforma Net Income	$997	$3,313	$4,003	$5,478

Per Share Amounts

GAAP Basic and Diluted Income Per Share
Income from Continuing Operations	$0.01	$0.05	$0.05	$0.06
Net Income	$0.01	$0.06	$0.05	$0.07

Proforma Basic and Diluted Income per Share
Income from Continuing Operations	$0.03	$0.08	$0.10	$0.14
Net Income	$0.03	$0.09	$0.11	$0.15